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                                                                   EXHIBIT 99.1


                                    For more information, contact:

                                    Robert K. Swanson
                                    Chairman and Chief Executive Officer
                                    Authentic Specialty Foods, Inc.
                                    (415) 544-9966

                                    Morgen-Walke Associates, Inc.
                                    Carolyn Bass, Jim Byers, Doug Sherk
                                    (415) 296-7383
                                    Sandra Badurina, Deborah Szajngarten
FOR IMMEDIATE RELEASE               (212) 850-5600

            AUTHENTIC SPECIALTY FOODS TO BE ACQUIRED BY SUBSIDIARY OF
                     DESC, S.A. DE C.V. FOR $17.00 PER SHARE

GRAND PRAIRIE, Texas, May 8, 1998 -- Authentic Specialty Foods, Inc. (NASDAQ:ASFD) announced today that it has entered into a definitive merger agreement with Agrobios, a subsidiary of DESC, S.A. de C.V. (NYSE:DES), a Mexican diversified holding company, under which Agrobios will acquire Authentic Specialty Foods.

         Under the terms of the merger agreement, Agrobios will commence a cash tender offer no later than May 15, 1998 for all of the outstanding shares of common stock of Authentic Specialty Foods for $17.00 per share in cash. As soon as practicable following the completion of the tender offer, Agrobios will consummate a second-step merger in which the remaining shareholders of Authentic Specialty Foods will also receive $17.00 per share in cash. Authentic Specialty Foods currently has 8,027,000 shares of common stock outstanding.

         The cash tender offer and merger are subject to customary conditions, including the tender of at least 66 2/3 % of Authentic Specialty Foods' fully diluted shares of common stock and termination of the waiting period under U.S. antitrust laws. The tender offer will be made pursuant to definitive documents to be filed with the Securities

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and Exchange Commission and is expected to be completed in June 1998. Donaldson,
Lufkin & Jenrette Securities Corporation served as financial advisor to Authentic Specialty Foods. J.P. Morgan & Co., Inc. served as DESC's financial advisor.


         Authentic Specialty Foods, Inc. is a leading provider of Mexican food products targeting primarily the Mexican-American consumer. The Company's five major brands are well recognized for their high-quality, authentic products with strong market positions in the largest Mexican-American markets. The Company sells tortillas and tortilla chips, salsas and Mexican sauces, cheeses, meats and other shelf-stable products under the Calidad, La Victoria, La Monita, Tortilla King and Alamo Street (a brand of Sauces Unlimited) labels to the grocery, food service, mass merchandise and club store channels of trade. The Company completed an initial public offering of approximately 4.6 million shares in August 1997.

         DESC, S.A. de C.V. is one of the largest industrial groups in Mexico, and through its subsidiaries is engaged in the autoparts, chemicals, food, consumer products and real estate businesses. It is based in Mexico City and its 1997 revenues were over $1.9 billion.

         Fernando Senderos, chairman and chief executive officer of DESC, stated, "This acquisition is part of DESC's strategy to expand its branded food businesses, such as authentic Mexican foods, and it provides a platform for future growth in the U.S. and Mexico. Going forward, we plan to be the leading manufacturer and distributor of branded Mexican foods, and Authentic Specialty Foods will help us achieve that goal. We expect the transaction to be well-received by both Authentic Specialty Foods' and DESC's shareholders, receive all regulatory approvals and close quickly."

         Robert K. Swanson, chairman and chief executive officer of Authentic Specialty Foods, added, "The Board of Directors of Authentic Specialty Foods believes this transaction is in the best interests of Authentic Specialty Foods' shareholders and employees, and unanimously recommends that all shareholders tender their shares to DESC. DESC has a clear commitment to growing Authentic Specialty Foods business and developing its brands, and has the management, resources and experience to do so."

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         Statements contained in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are necessary estimates reflecting the best judgement of the party making such statements based on current information and involve a number of risks and uncertainties. Forward-looking statements contained in this press release or in other public statements of the parties should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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